Exhibit 34.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Discover Products Inc.

Riverwoods, IL

We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria, that Discover Products Inc. (DPI) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust (the “Platform”) as of and for the year ended November 30, 2010, excluding the criteria set forth in Items 1122 (d)(1)(i), (d)(1)(iii), (d)(1)(iv), (d)(2)(ii), (d)(2)(iii), (d)(2)(iv), (d)(2)(v), (d)(2)(vi), (d)(2)(vii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(ii), (d)(4)(iii), (d)(4)(v), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), and (d)(4)(xv), which management has determined are not applicable to the activities performed by DPI with respect to the Platform. Appendix A to management’s assertion identifies the individual asset backed-transactions defined by management as constituting the Platform. Management is responsible for DPI’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about DPI’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards issued by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about DPI’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether DPI performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by DPI during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by DPI during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on DPI’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii) and 1122(d)(4)(viii), DPI has engaged vendors to perform certain activities required by this servicing criteria. DPI has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and DPI has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, DPI has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to these vendors. DPI is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to DPI’s determination of its eligibility to use Interpretation 17.06.

In our opinion, management’s assertion that DPI complied with the aforementioned applicable servicing criteria as of and for the year ended November 30, 2010, for the Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

Chicago, IL

February 14, 2011